Exhibit 99.10

March 2, 2015

Cambridge Capital Acquisition Corporation

Cambridge Holdco, Inc.

525 South Flagler Drive, Suite 201

West Palm Beach, Florida 33401

Attention: The Board of Directors

Re: Consent to Include Fairness Opinion in Proxy Statement of Cambridge Capital Acquisition Corporation (“Cambridge”) / Prospectus of Cambridge Holdco, Inc. (“Holdco”) which forms part of the Registration Statement on Form S-4 of Holdco (the “Registration Statement”)

Dear Board of Directors:

We hereby consent to the inclusion of our opinion, dated November 30, 2014, and to references to our firm and our opinion, including the quotation or summarization of such opinion, in Amendment No. 2 to the Registration Statement filed with the Securities and Exchange Commission today, related to the Business Combination Agreement, dated as of December 1, 2014, by and among Cambridge, Holdco, Cambridge Merger Sub, Inc., Parakou Tankers, Inc. and Mr. Por Liu. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SC&H CAPITAL, LLC

SC&H CAPITAL, LLC